SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):            October 6, 2005

INTERFACE, INC.
(Exact name of Registrant as Specified in its Charter)

Georgia	000-12016	58-1451243
(State or other Jurisdiction of incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

2859 Paces Ferry Road, Suite 2000 Atlanta, Georgia	30339
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:  (770) 437-6800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On October 6, 2005, the Company entered into an Employment Agreement and a Change in Control Agreement with Patrick C. Lynch, the Company’s Vice President and Chief Financial Officer. Copies of the agreements are attached hereto as Exhibits 99.1 and 99.2, respectively.

The Employment Agreement is for a rolling two-year term, such that the remaining term is always two years (until such time as Mr. Lynch reaches the age of 63, at which time the term is fixed for an additional two years and then expires upon his reaching age 65). The Company may terminate such agreement upon two years’ notice. In the event that the Company terminates Mr. Lynch’s employment without just cause, he will be entitled to continue to receive his salary and bonus, and participate in certain employee benefit plans, for the remainder of the term of the agreement. He also will immediately vest in all unvested employee stock options, and a percentage of theretofore unvested restricted stock awards (as specified in the applicable restricted stock agreement). The employment agreement also contains provisions placing restrictions on his ability to compete with the Company following the termination of his employment.

The Change in Control Agreement is for a rolling two-year term, such that the remaining term is always two years (until such time as Mr. Lynch reaches the age of 63, at which time the term is fixed for an additional two years and then expires upon his reaching age 65). The Company generally may terminate such agreement upon two years’ notice. The agreement provides for certain benefits in the event of a termination of employment under certain circumstances in connection with a “Change in Control” (as defined in the agreement) of the Company. In general, the agreement provides benefits to Mr. Lynch upon an “Involuntary Termination” (essentially, termination without cause) or a “Voluntary Termination” (essentially, resignation in the face of coercive tactics) occurring within 24 months after or six months prior to the date of a change in control. Upon any such termination, he will be entitled to receive the following benefits: (i) his then-current salary, for the balance of the term, paid in a lump sum discounted to present value; (ii) bonus payments for the balance of the term, paid in a lump sum discounted to present value and based upon the bonuses received during the two years prior to the termination, as well as a prorated bonus for the year in which employment is terminated; (iii) continuation of health and life insurance coverage for the balance of the term; and (iv) continuation of eligibility to participate in Company retirement plans for the balance of the term, or the provision of comparable benefits. In addition, he will immediately vest in all unvested employee stock options and restricted stock awards in the event of a Change in Control. Benefits paid under the change in control agreement will be reduced by the compensation and benefits, if any, paid to him pursuant to his Employment Agreement with the Company. If the payment of any such benefits would result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code, he is entitled to receive a “gross-up” payment to cover the amount of the excise taxes and any related taxes on the gross-up payment.

ITEM 9.01        FINANCIAL STATEMENTS AND EXHIBITS.

(a)           Financial Statements of Businesses Acquired.

None.

(b)          Pro Forma Financial Information.

None.

(c)          Exhibits.

Exhibit No.	Description
99.1	Employment Agreement of Patrick C. Lynch dated October 6, 2005.

99.2	Change in Control Agreement of Patrick C. Lynch dated October 6, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERFACE, INC.

By:	/s/ Patrick C. Lynch
Patrick C. Lynch Vice President and Chief Financial Officer
Date: October 11, 2005

EXHIBIT INDEX

Exhibit No.	Description
99.1	Employment Agreement of Patrick C. Lynch dated October 6, 2005.

99.2	Change in Control Agreement of Patrick C. Lynch dated October 6, 2005.